Exhibit 99.1

GlyEco Announces Selection of New Chief Executive Officer

Ian Rhodes will lead the GlyEco team effective immediately.

ROCK HILL, SC, December 7, 2016 (ACCESS NEWSWIRE) – A leader in sustainable glycol technologies GlyEco, Inc. (OTC: GLYE) ("GlyEco" or the "Company"), announced its Board of Directors has appointed Ian Rhodes Chief Executive Officer and President effective immediately. Mr. Rhodes is currently the Company’s Chief Financial Officer having joined GlyEco in February 2016.

“I am honored to have been appointed as GlyEco’s next CEO. It is a privilege to be part of an organization that delivers high quality services and innovative solutions to the customers in the automotive, heavy duty and specialty markets. I’m excited to work with a talented team that knows the industry and the regions where we operate.” said Mr. Rhodes. “I look forward to positioning our team to be successful, produce a positive return for our shareholders, and deliver unparalleled levels of products and services to our markets.”

Rhodes succeeds Grant Sahag, who announced his resignation from the Board of Directors and as the Chief Executive Officer to pursue new ventures. “I appreciate the opportunity to have served the shareholders of GlyEco and our incredible team of executive, managers, and support staff” Mr. Sahag continued “I look forward to Ian and the team continuing to create lasting value for GlyEco.” Mr. Rhodes commented “On behalf of the entire GlyEco family, I wish to thank Grant for his six years of service to our organization.” Mr. Rhodes continued “Grant is a consummate professional and I appreciate his dedication to GlyEco and the progress we have made under his leadership.”

Mr. Rhodes began his career at PricewaterhouseCoopers LLP, where he was an Audit Senior Manager and had oversight over some of the firm’s largest audit clients. He then served as the Vice President, Chief Accounting Officer, and Treasurer of Arch Capital. Most recently, Mr. Rhodes served as Chief Financial Officer of Calmare Therapeutics Incorporated.

Concurrent with Mr. Rhodes’ appointment as Chief Executive Officer, the Company has begun a search for a new Chief Financial Officer. Mr. Rhodes will serve as Interim Chief Financial Officer until the naming of a successor.

About GlyEco, Inc.

GlyEco is a collector, manufacturer, and distributor of glycol products sold to automotive and industrial customers throughout the United States. Our six facilities deliver superior quality glycol products through a fully-integrated solutions platform. We are dedicated to providing solutions, not just products: consistent, timely, and customized service; environmentally safe handling of waste; product and technology education; and technical performance support.

For further information, please visit: http://www.glyeco.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

GlyEco, Inc.

Ian Rhodes

Chief Executive Officer, President

and Interim Chief Financial Officer

irhodes@glyeco.com

866-960-1539